CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 16, 2018 on the financial statements and financial highlights of Touchstone Institutional Funds Trust (comprising the Touchstone Sands Capital Institutional Growth Fund), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2017, in Post-Effective Amendment Number 26 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 333-119865), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio April 27, 2018